Exhibit 10.2

PURCHASE AND SALE AGREEMENT

Green Communications Companies

This is a Purchase and Sale Agreement, dated May 22, 2015 (“Agreement”), among Cheryn K. Robins and Vernon G. Robins, individually and as Trustees of the Robins Family Trust, dated October 21, 2010, in their capacities as Managers and Members of the Companies (collectively, “Robins” or “Sellers”), and PQH Wireless, Inc., a Nebraska corporation ( “Buyer”).

Background

A.          Sellers are the sole Members in four entities, Green Communications, LLC, a Washington limited liability company (“Green WA”), Green Communications, LLC, an Arizona limited liability company (“Green AZ”), Green Communications, LLC, an Oregon limited liability company (“Green OR”), and Go Green, LLC, an Arizona limited liability company (“Go Green,” and collectively referred to with Green WA, Green AZ, and Green OR as the “Companies”). Specifically, Cheryn K. Robins and Vernon G. Robins own 100% of the outstanding Member Interests in Green WA, Green AZ, and Green OR, and as of the Closing will own 100% of the outstanding Member Interests in Go Green. All such Member Interests are collectively referred to as “Sellers’ Member Interests”.

B.            The Companies collectively operate 41 wireless premier dealer retail stores, located at the addresses listed on Attachment A (“Stores”), under the Cricket® brand name (“Business”). One other store is in the process of opening, to be located in Prescott, Arizona (“Prescott Store”), and is included in the term “Stores” as the context requires in this Agreement. The parties have agreed to the basic terms under which Sellers will sell to Buyer 100% of the Sellers’ Member Interests and all associated Assets owned by the Companies, and this Agreement is intended to describe the entire understanding of the parties. The parties intend that the transaction will be structured as a sale of Member Interests, such that Buyer will receive the Companies and their Business as an ongoing operation.

Agreement

Accordingly, for valuable consideration, the parties agree as follows:

1.            Member Interests and Assets to be Purchased.

(a)          Green WA. Robins agree to sell, transfer, assign and deliver to Buyer, and Buyer agrees to purchase from Robins, Robins’s entire Member Interest in Green WA, representing 100% of the outstanding Member Interests in Green WA. Upon Closing, Robins will be removed as Members of Green WA, and will hold no position as a Manager or other officer of Green WA, and Buyer will be the sole remaining Member and Manager.

(b)          Green AZ. Robins agree to sell, transfer, assign and deliver to Buyer, and Buyer agrees to purchase from Robins, Robins’s entire Member Interest in Green AZ, representing 100% of the outstanding Member Interests in Green AZ. Upon Closing, Robins will be removed as Members of Green AZ, and will hold no position as a Manager or other officer of Green AZ, and Buyer will be the sole remaining Member and Manager.

(c)          Green OR. Robins agree to sell, transfer, assign and deliver to Buyer, and Buyer agrees to purchase from Robins, Robins’s entire Member Interest in Green OR, representing 100% of the outstanding Member Interests in Green OR. Upon Closing, Robins will be removed as Members of Green OR, and will hold no position as a Manager or other officer of Green OR, and Buyer will be the sole remaining Member and Manager.

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(d)          Go Green. Robins agree to sell, transfer, assign and deliver to Buyer, and Buyer agrees to purchase from Robins, Robins’s entire Member Interest in Go Green, representing 100% of the outstanding Member Interests in Go Green. Upon Closing, Robins will be removed as Members of Go Green, and will hold no position as a Manager or other officer of Go Green, and Buyer will be the sole remaining Member and Manager.

(e)          Ongoing Business; Assets. The Sellers’ Member Interests described above will be transferred to Buyer at the Closing, such that Buyer will receive the Companies’ Business operation as an ongoing business without interruption. With the purchase of the Sellers’ Member Interests, Buyer will take control of all of the Companies’ assets necessary to run the Business, which include but are not limited to Cricket® Wireless dealer agreements, store Leases, phone inventory with a purchase date of 60 days or less before Closing (“Phone Inventory”), prepaid assets, licenses, fixed assets, and all other assets used in the Business, except as described in this Agreement (collectively, the “Acquired Assets”).

(f)          Vehicles Purchased. Schedule 1(f) contains a list of Company-owned vehicles that are used in the Business, including vehicle description, VINs, and estimated value of each (“Vehicles”). Buyer will evaluate the Vehicles during the Confirmatory Diligence Period with the good faith effort to purchase the Vehicles at the Closing, subject to any existing liens. Amounts that are paid by Buyer for the Vehicles shall be in addition to the Purchase Price, as defined in Section 2 below.

(g)          Accessory Inventory. Buyer shall pay Sellers at Closing, as an adjustment to the Purchase Price pursuant to Section 2.2 below, an amount equal to 100% of the cost of all accessory inventory on the books with a purchase date of 90 days or less (collectively, the “Accessory Inventory”).

(h)          Excluded Assets. For the avoidance of doubt, this Agreement specifically excludes all cash on hand of the Companies through the Closing date, balances in the checking accounts of the Companies through Closing, Pre-Closing Receivables (and related items for which Sellers are entitled to under the Post-Closing Adjustment), and Sellers’ personal vehicles, which Sellers shall retain post-Closing (collectively, the “Excluded Assets”); provided, however, that the cash in the Companies’ banking accounts in an amount sufficient to cover known expenses incurred as of the Closing will remain in such accounts at the Closing and be reconciled as part of the Post-Closing Adjustments contemplated under Section 2.2. At the Closing, Buyer will deposit into such accounts sufficient funds to cover June rent.

(i)          Intellectual Property; Green TX Excluded. Sellers release to Buyer all rights to the trade names “Green Communications” and “Go Green”, within the states of Washington, Arizona, Oregon, and Idaho. Buyer acknowledges that Robins maintain an entity in Texas known as Green Star, LLC, which owns and operates one or more wireless premier dealer retail stores under the Cricket® brand name (“Green TX”). Buyer agrees that Green TX is not included in the transactions described in this Agreement, and that Robins may continue to operate under the trade name “Green Star” in Texas.

2.          Purchase Price and Payment. The purchase price for Sellers’ Member Interests is Two Million Two Hundred Thousand and no/100 United States Dollars ($2,200,000.00), subject to the adjustments provided in Section 2.2 of this Agreement (“Purchase Price”).

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2.1          Payment by Buyer. Subject to Sellers’ compliance with the terms of this Agreement, Buyer agrees to pay to Sellers in cash, by wire transfer or immediately available funds, the Purchase Price as follows:

(i)          $220,000.00 (refundable in the event the Closing does not occur as contemplated by Sections 7 and 15 below), payable to Escrow Agent immediately upon signing this Agreement (which amount will be credited against the Purchase Price at Closing) (“Deposit”); and

(ii)        an amount equal to Three Hundred Thirty Thousand Dollars ($330,000) (the “Escrow Fund”) shall be paid by Buyer to the Escrow Agent at the Closing, such Escrow Fund to be held in accordance with the terms of an Escrow Agreement between Buyer and Sellers substantially in the form attached hereto as Exhibit A (the “Escrow Agreement”) (and such amount (reduced by payments required to be made under the Escrow Agreement) shall be released to Sellers six months after Closing); and

(iii)       the remainder of the Purchase Price, payable to Escrow Agent on or before the Closing (which amount is to be released to the Sellers immediately upon the Closing).

2.2          Adjustments to Purchase Price. The Purchase Price shall be adjusted as follows:

(i)          Phone Inventory; Excess Accounts Payable. The Companies’ existing Phone Inventory as of the Closing date shall be netted (at 100% cost) against the Companies’ total IMM (Brightpoint) accounts payable balance existing as of the Closing date (“IMM Accounts Payable”). In the event that IMM Accounts Payable exceed the amount of Phone Inventory (such difference being referred as “Excess Accounts Payable”), the Purchase Price will be adjusted downward by the amount of such Excess Accounts Payable. In the event that the amount of Phone Inventory exceeds IMM Accounts Payable (such difference being referred as “Excess Inventory”), the Purchase Price will be adjusted upward by the amount of such Excess Inventory. A schedule presenting the aggregate IMM Accounts Payable and Phone Inventory, as of the date of this Agreement, is attached hereto as Schedule 2.2(i).

(ii)        Accessory Inventory. Buyer shall pay Sellers at Closing for all Accessory Inventory.

(iii)       Post-Closing Adjustments. Within 45 days after the Closing, there shall be a post-Closing adjustment to the Purchase Price to account for (A) any trailing credits, instant rebates, and Clover, callidus, and CSP payments directly related to any pre-Closing phone sales by the Companies, (B) any pre-Closing liabilities of the Companies paid by the Buyer, (C) any amounts owed by Sellers to Buyer for pre-Closing obligations of the Business after the reconciliation of banking accounts, and (D) cash on hand in the Companies’ depositary accounts (in the aggregate, the “Post-Closing Adjustment”). Buyer shall prepare and deliver to Sellers a written reconciliation of the Post-Closing Adjustment on or prior to the 45th day after the Closing, and such reconciliation shall be final unless the Sellers provide Buyer with written notice to the contrary within ten days of receipt of the reconciliation. In the event of a dispute regarding the Post-Closing Adjustment, the parties will work together in good faith to resolve such dispute. If such dispute cannot be resolved, the Buyer or Sellers, as applicable, will pay the other party/parties the undisputed portion of the Post-Closing Adjustment, and the disputed portion shall be submitted to a arbitration pursuant to Section 31.

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 2.3          Inventory. Phone Inventory and Accessory Inventory will be determined as of the Closing date, using the Companies’ point-of-sale computer reports (except in the case of manifest error).

 2.4          Consistent Tax Returns Reporting Allocation of Purchase Price. To the extent necessary for asset purchase portion of this Agreement, Buyer and Seller agree that (i) they will prepare and file their respective Forms 8594 under Internal Revenue Code Section 1060 with respect to their purchase and sale of the Seller’s Business in a manner consistent with the recommendation from Sellers’ accountant for all federal and state income tax reporting purposes.

3.          Collection of Accounts Receivable, Manufacturer’s Rebates, and Deposits. Buyer shall use commercially reasonable efforts to collect accounts receivable of the Companies, generated prior to the Closing (the “Pre-Closing Receivables”), in the ordinary course (without any requirement to resort to litigation), and shall remit to Sellers, as of the 45th day after Closing, a written summary of collections of the Pre-Closing Receivables together with related payments. The obligation to use commercially reasonable efforts in collecting Pre-Closing Receivables, provide written summaries and remit related payments, shall cease as of the 90th day after the Closing.

4.          Assumed Liabilities; Excluded Liabilities.

(a)          General. Buyer shall assume all Store leases (including the Prescott Store) for stores currently operating and new stores to be opened in 60 days or less (“Leases”), the Cricket dealer agreements, and ordinary course current IMM Accounts Payable, to the extent accrued on the balance sheet at Closing and listed in Schedule 2.2(i) to this Agreement (“Assumed Liabilities”). Buyer will not assume any intra-company liabilities, vehicle leases, negative cash balances, or any other debt or liability of the Company not specifically referenced as being assumed above, specifically including but not limited to all liabilities of the Business arising prior to the Closing or relating to Sellers’ ownership or operation of the Business prior to the Closing (collectively, the “Excluded Liabilities”). Sellers will promptly discharge and pay when due, after the Closing, all Excluded Liabilities. Sellers’ Member Interest and Acquired Assets will be delivered free and clear of liens, claims, and interests.

 (b)          Leases. Buyer acknowledges that certain Leases are for a specified term, and others are on a month-to-month basis. A summary of the Leases is attached hereto as Schedule 4(b), which summary identifies the Landlord, the property address, the amount of monthly rent, and the remaining term of the existing Lease (as amended, if applicable), together with an indication as to whether any such Lease provides any of the Companies with an extension option. Buyers and Sellers will cooperate in good faith to obtain Landlords’ consent for Buyer to the transactions contemplated hereby, if necessary, and to remove Sellers as personal guarantors on the Leases. Landlord consent is not a condition precedent to Buyer’s obligation to proceed to Closing.

5.          Liabilities. Sellers will pay from the Companies’ accounts all accounts payable and other obligations and liabilities of the Companies accruing on or before the Closing Date, and will not allow any account payable to go into default.

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6.          Business Credit Cards and Accounts; Cooperation.

 (a)          All charges on credit and other business cards used in the Business (“Charge Cards”) will be assumed and paid by Sellers as of the Closing date. All Charge Cards are issued in Sellers’ personal names, and will retained by Sellers. Buyer will be responsible for opening and maintaining separate credit cards for the Companies for use post-Closing.

 (b)          Buyer will succeed to the Business’s various banking, checking and merchant accounts. Schedule 6(ii) attached hereto lists each such account of the Business and the authorized signatories therefor. At Closing, Sellers will cause those persons designated by the Buyer to be added as authorized signatories to the banking, checking and merchant accounts of the Companies to be replaced with those persons designated by the Buyer. Corporate Commission documents for the Companies will be changed within one week after Closing to reflect new managers, as directed by Buyer, at which time Sellers will be remove from the accounts. Buyer will be given full access to the merchant accounts at Closing. Subsequently, the Business shall continue to operate with the existing accounts, and Sellers agree not to make any changes to such accounts or redirect funds from them. Merchant accounts will be replaced by Buyer for each Store when it is updated to the RQ4 System by Cricket. At the time of such update, the respective existing account will be closed.

 (c)          Sellers will forward to the Companies, at the location agreed by the parties, all invoices related to the Business that are received by the Sellers after the Closing, whether related to the period of time prior to or after the Closing, together with an indication of which invoices have been paid by the Sellers (i.e., because the invoiced services or goods were rendered or purchased pre-Closing, or because of some other covenant in this Agreement obligating the Sellers to pay such invoices) and which invoices are to be paid by one or more of the Companies (i.e., because the invoiced services or goods were rendered or purchased post-Closing, or because of some other covenant in this Agreement obligating the Buyer to pay such invoices).

7.          Confirmatory Diligence Period. Buyer acknowledges that it has already analyzed the financials of the Companies based on the limited information provided to Buyer, and has had an introductory meeting and conference calls with Sellers. Buyer’s remaining due diligence requirements are confirmatory in nature and can be completed promptly. Buyer does not foresee having any due diligence items that would hold up Closing. Accordingly, Buyer shall have 15 business days from the date of this Agreement or until the Closing, whichever is earlier, to review all records and items delivered by Seller, to make appropriate inspections of the Stores on a “secret shopper” basis, to confirm that the Assets and Business are sufficient and acceptable for Buyer’s needs, and to otherwise provide Sellers with reasonable follow-on due diligence informational requests (“Confirmatory Diligence Period”). Sellers will promptly provide, and cause the Companies to provide, all reasonable information requested by Buyer. During the Confirmatory Diligence Period, Buyer and its representatives and agents shall have reasonable access to the Stores and Business records in order to conduct physical inspections. During the Confirmatory Diligence Period, Buyer may, for any reason, terminate the Agreement by written notice to Seller; in that event, the Deposit shall be immediately released to Buyer, and the parties shall have no further rights or obligations under this Agreement. The parties will exercise all good faith efforts to complete the due diligence as quickly and efficiently as possible.

8.          Companies and Business Condition; Acknowledgment. Buyer shall conduct its own independent investigation of the Companies’ historical financial statements, with no representations required by Sellers related to them other than as expressly contained in this Agreement. Buyer acknowledges that it is purchasing the Sellers’ Member Interests without any representations or warranties to Buyer except those expressly provided in this Agreement, including without limitation the full disclosure representation in Section 9(u).

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9.          Representations, Warranties and Covenants of Sellers. Sellers jointly and severally represent, warrant, and covenant to Buyer as of the date of the Closing as follows:

 (a)          Company Organization. The Companies have been duly formed, and are validly existing and in good standing in their respective state of organization. The Companies have all required business, transaction privilege, and other licenses necessary to carry on the Business in their respective locations.

 (b)          Ownership of Member Interests. Sellers are the legal owners of their respective Sellers’ Member Interests, and Sellers have not sold, gifted, encumbered, or otherwise transferred or conveyed all or any portion of Sellers’ Member Interests. Sellers have and will convey to Buyer good and marketable fee title to Sellers’ Member Interests, free and clear of all options, rights of first refusal, possessory interests, liens, mortgages, pledges, encumbrances, and charges of any kind. There are no outstanding contracts, agreements, or other rights affording any person or entity the right to obtain any membership interest in any of the Companies. To the extent Sellers have entered into any agreement to sell, transfer or encumber all or any portion of Sellers’ Member Interests, or issue any new membership interests in any of the Companies, Sellers shall fully indemnify Buyer as to any such transfer. After the Closing, Buyer will enjoy all the rights and benefits of exclusive ownership of the Companies and Business as an ongoing business.

 (c)          Ownership and Sufficiency of Acquired Assets. The Companies are the legal owners of their respective interests in the Acquired Assets, and the Companies have not sold, gifted, encumbered, or otherwise transferred or conveyed all or any portion of the Acquired Assets other than in the ordinary course of business. Buyer, by virtue of its ownership of the Sellers’ Member Interests as of the Closing, will receive good and marketable fee title to the Acquired Assets, free and clear of all options, rights of first refusal, possessory interests, liens, mortgages, pledges, encumbrances, and charges of any kind, except for purchase money liens on certain Vehicles, as disclosed. The Companies have not entered into any agreement to sell, transfer or encumber all or any portion of the Acquired Assets. The assets owned by the Companies are in good condition and repair, ordinary wear and tear excepted, and are usable in the ordinary course of business. The assets of the Companies include all assets, both tangible and intangible, necessary for the conduct of the Business as it is being conducted as of the date hereof.

 (d)          Authority. Sellers and the Companies have full legal right, power and authority, without the consent of any other person, to execute and deliver this Agreement and to carry out the contemplated transactions, and to perform their obligations under it. Sellers’ execution of this Agreement and performance of their obligations do not and will not violate any contractual or other legal obligations or restraints upon Sellers, violate any provision of the charter documents of any of the Companies, permit any third party the right to terminate any contract to which the Companies are a party (except for requirements for consent from Cricket and Brightpoint, and Landlord consent on Leases), accelerate any obligation of the Companies, or cause any assets of the Companies to become subject to a lien.

 (e)          Validity. This Agreement has been, and the documents to be delivered at the Closing will be, duly executed and delivered by Sellers, and the Agreement constitutes lawful and legally binding obligations of Seller, enforceable according to their respective terms, subject to customary enforceability exceptions.

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 (f)          Accuracy of Financial Statements; No Adverse Change. The Companies’ financial records provided to Buyer, copies of which are attached hereto as Schedule 9(f) (the “Financial Statements”), present fairly the financial position and results of operations of the Business as of the indicated dates and for the indicated periods, and have been prepared on a cash basis consistent with historical practice. There have been no adverse changes in the operations or finances of the Business after January 1, 2015 through and including the Closing Date, except as disclosed on Schedule 9(f) attached hereto. From and after January 1, 2014 and through and including the date of Closing: (i) the Business has been conducted only in the ordinary course consistent with past practice, and (ii) there has not been any change in the accounting methods, principles or practices of the Business, except as disclosed on Schedule 9(f) attached hereto.

 (g)          Business Insurance. None of the Companies have received any notice of cancellation or non-renewal, or of material premium increases, with respect to any of the Business insurance policies. There are no pending claims made by or on behalf of the Companies under such policies, and no claims have been denied. No gaps in coverage have occurred with respect to the Business insurance policies during the last two (2) years.

 (h)          No Breach. Each of the Companies is in good standing under the Cricket® Dealer Agreement, and Leases, and there is no breach or threatened breach under such agreements by either any of the Companies, Cricket Wireless, the Landlords, or any other third party, and all of such agreements are valid and binding agreements of the Companies in full force and effect.

 (i)          No Breach of Operating Agreements. Sellers waive, or have no knowledge of, any breach of the Operating Agreements for the Companies.

 (j)          No Undisclosed Liabilities. Except as disclosed in the Financial Statements or on Schedule 9(j), and except for liabilities incurred in the ordinary and usual course of normal day-to-day operations of the Business, the Business does not have liability of any nature whether or not absolute, contingent or otherwise, that would be required to be disclosed on the Financial Statements.

 (k)          No Litigation. Neither Sellers nor the Companies are engaged in, or a party to, or threatened with any legal, administrative or governmental action or investigation, and Sellers do not know of or anticipate any such action or investigation that would have any effect on the Companies or the Business.

 (l)          No Judgments or Liens. There are no judgments, attachments, levies, executions, assignments for the benefit of creditors, receiverships, conservatorships, or voluntary of involuntary proceedings in bankruptcy or pursuant to any other debtor relief laws, contemplated by Seller, or filed by Seller or, to the best of Seller’s knowledge, pending in any current judicial or administrative proceedings against Seller or any of the Companies.

 (m)          Taxes. All sales, transaction privilege, use, property, and other federal, state, and local taxes relating to the Business or resulting from the conduct of the Business prior to and as of Closing are the responsibility of, and will be promptly paid by, Sellers. All such tax returns have been properly filed, and they accurately reflect the operations of the Business.

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(n)          Environmental Matters. Sellers have not received any written notice of any proceeding or any inquiry by any governmental agency concerning any environmental contamination or leakage, or any violation of any local, state or federal statutes or laws governing the storage, disposal, or clean-up of hazardous substances at the Stores or the real property on which the Stores are located.

(o)          Employment Matters.

(i)          Schedule 9(o) contains a complete and accurate list of (A) the names of all employees of the Business; (B) their titles or positions; (C) their dates of hire; (D) their current salaries or wages and all bonuses, commissions and incentives paid at any time during the past 12 calendar months; (E) their last compensation changes and the dates on which such changes were made; (F) any non-standard bonus, commission or incentive plans or agreements for or with them; (G) any outstanding loans or advances made by or to them; and (H) any verbal or written employment agreements which impact or establish the terms of employment of those persons. Correct and completed copies of all written employment agreements, including all amendments thereof and exhibits or addenda thereto, have been delivered to the Buyer.

(ii)        Schedule 9(o) contains a complete and accurate list of (A) the identities of all independent contractors currently engaged by the Business; (B) their payment arrangements; and (C) a brief description of the type of services provided by them. Correct and completed copies of all written agreements with independent contractors, including all amendments thereof and exhibits or addenda thereto, have been delivered to the Buyer.

(iii)       Except for any limitations of general application which may be imposed under applicable labor or employment laws, and except for any employment agreements otherwise disclosed and provided to the Buyer, the Companies have the right to terminate the employment of each of their employees at will, and to terminate the engagement of any of their independent contractors, without any payment, penalty or liability to any such person other than for services rendered through the date of termination.

(iv)        Sellers have delivered to the Buyer accurate and complete copies of all current employee manuals and handbooks, disclosure materials, policy statements and other materials prepared, disclosed or promulgated by the Companies at any time during the last two years relating to the employment of the current and former employees of the Business.

(v)          Sellers shall pay and discharge, or cause the Companies to pay and discharge at the Closing, all employee-related liabilities relating to periods of time prior to the Closing, including but not limited to: (A) the payment of unpaid salaries and bonuses; and (B) the payment of all accrued but unpaid vacation or sick or PTO days.

(p)          Material Contracts. Schedule 9(p) contains a true, complete and correct list of all contracts and agreements, whether written or oral, which are used in the Business and which require a payment to or from any one or more of the Companies of $15,000 or more per year (collectively, the “Material Contracts”). True and complete copies of the Material Contracts, including all amendments thereof and exhibits and addenda thereto, have been provided to the Buyer. Each Material Contract is a valid and binding agreement of one or more of the Companies and is in full force and effect. The Companies have performed all obligations required to be performed by them under or in connection with each Material Contract and are not in receipt of any claim of default under any Material Contract. Sellers do not have knowledge of a breach or anticipated breach by any other party to any Material Contract.

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(q)          Cricket Wireless. Other than the Green TX, after the Closing the Sellers will not have any ownership interest in, or any interest as a financier, employee, consultant or otherwise with, any entity that is a Cricket Wireless authorized dealer or authorized dealer of another wireless carrier or retailer, or any entity affiliated with any of the foregoing. Neither the Sellers nor the Companies are obligated to open any new Cricket Wireless or other wireless carrier or retail locations, other than the location described herein as the Prescott Store, and have made no written or verbal commitments to Cricket Wireless, any other wireless carrier or retailer, or any other person, on behalf of the Companies or otherwise, to open any new Business locations.

(r)          Restrictive Covenants. The Companies are not a party to any written contract, license agreement or other restriction limiting the scope of the Business’ current or future operations or the sale or use of the Companies’ assets in any manner whatsoever.

(s)          Related-Party Transactions. Except as set forth on Schedule 9(s), none of the Companies have any business relationship, whether in the form of employment, consulting, supply, vendor, maintenance, leases or other kinds of agreements, written or unwritten, with any Related Parties. For this purpose, “Related Parties” means any of the Sellers’ or their respective family members or relatives, employees of the business, or any entity controlled by any of the foregoing persons.

(t)          Vehicles. All Vehicles to be purchased pursuant to Section 1(f) are in good working order and condition, ordinary wear and tear excepted, and all routine maintenance on such Vehicles has been performed.

(u)          Full Disclosure. No representation or warranty of Sellers contained in this Agreement, any Schedules, any exhibit hereto or in any statement (including but not limited to the Financial Statements), certificate, instrument of transfer or conveyance or other document furnished to Buyer pursuant to this Agreement, or otherwise in connection with the transactions contemplated hereby, contains or will contain any untrue statement of a material fact or omits or will omit to state any material fact required to make the statements herein or therein not misleading.

(v)          Survival. Sellers’ representations, warranties, and covenants under Sections 9(a) (Company Organization), 9(b) (Ownership of Member Interests), 9(c) (Ownership of Acquired Assets), 9(d) (Authority), 9(e) (Validity), and 9(j) (No Undisclosed Liabilities) shall forever survive the Closing of this Agreement. Sellers’ representations under Sections 9(l) (Taxes), 9(m) (Environmental Matters), and 9(k) (Litigation) shall survive for a period equal to the applicable statute of limitations. Finally, all other representations of Seller under Sections 9 shall survive for a period of 12 months following the Closing of this Agreement.

10.          Representations, Warranties and Covenants of Buyer. Buyer represents, warrants, and covenants to Sellers as of the date of this Agreement and as of the Closing as follows:

(a)          Authority. Buyer has full legal right, power and authority, without the consent of any other person, to execute and deliver this Agreement and to carry out the contemplated transactions, and to perform Buyer’s obligations under it. Buyer’s execution of this Agreement and performance of its obligations does not and will not violate any contractual or other legal obligations or restraints upon Buyer. The person signing this Agreement on Buyer’s behalf has full corporate power and authority to do so; on Seller’s request, Buyer shall provide an accurate copy of signing resolutions duly signed or approved by Buyer’s board of directors.

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(b)          Validity. This Agreement has been, and the documents to be delivered at the Closing will be, duly executed and delivered by Sellers, and the Agreement constitutes lawful and legally binding obligations of Seller, enforceable according to their respective terms, subject to customary enforceability exceptions.

(c)          Survival. Buyer’s representations, warranties, and covenants survive the Closing of this Agreement.

11.          Interim Conduct of Company.

(a)          Obligations. From the date of this Agreement through the Closing Date, Sellers will do the following, at Sellers’ expense:

(i)         Carry on the Business substantially consistent with prior practice and not introduce any materially new method of management, operation, or accounting; and

(ii)        Preserve intact the organization and reputation of the Business, retain and maintain Sellers’ relationships with customers, vendors, suppliers, Cricket®, and others having business relations with Seller;

(iii)       Preserve and maintain the Assets and the Stores in good working order, and perform any needed repairs. Notwithstanding the foregoing, Sellers are not required to make any capital expenditures or tenant improvements in the Stores, including without limitation, the Prescott Store; and

(iv)        Disclose to Buyer in writing the occurrence of any facts or events that could have a material adverse effect on the financial condition, operating results, customer, employee or supplier or dealer relations, prospects or Business taken as a whole.

(b)          Prohibitions. From the date of this Agreement through the Closing Date, Sellers will not do or agree to do any of the following, except in the ordinary course of business, without Buyer’s prior written consent:

(i)          dispose of or purchase any assets;

(ii)        dispose of or purchase any inventory, except in the ordinary course of Business and consistent with normal practice; or

(iii)       incur liabilities against the Business;

(iv)       enter into, modify, terminate, or breach any existing vendor contract, the Cricket® Dealer Agreement, any Lease, or other agreement (except as expressly consented to by Buyer); Buyer acknowledges that Sellers are currently negotiating a new location for a Store in Tucson and consents to Sellers’ judgment as to such location to the extent decisions must be made before Closing;

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(v)         hire or terminate any employee, change any benefits or compensation package for employees, discuss this transaction with employees, or solicit any employee to leave his or her employment in the Business; or

(vi)        waive or release any material causes of action, lawsuits, judgments, claims or demands.

12.          Non-Solicitation; Non-Competition.

(a)          Non-Solicitation; Robins. As a material term of this Agreement, Robins agree, for a period commencing on the date of this Agreement and continuing for five years (“Restriction Period”), not to do any of the following, directly or indirectly, as an owner, agent, principal, director, officer, partner, employee, consultant, independent contractor, or otherwise:

(i)          solicit or induce, or attempt to solicit or induce, any customer of the Business to not do business with the Companies or the Buyer, or to cease doing business with the Companies or the Buyer;

(ii)         solicit, induce, or attempt to solicit or induce, any employee of the Business to leave the employ of the Companies or the Buyer;

(iii)         maliciously or otherwise intentionally interfere with, disrupt or attempt to disrupt the relationship, contractual or otherwise, between the Companies or Buyer (on the one hand) and Cricket Wireless (on the other hand), or between the Companies or Buyer (on the one hand) and any customer, vendor, supplier, employee, consultant or independent contractor of Buyer or the Companies (on the other hand).

(b)           Non-Competition; Robins. As a material term of this Agreement, Robins agree that Robins will not, during the Restriction Period, directly or indirectly, as an owner, agent, principal, director, officer, partner, employee, consultant, independent contractor, or otherwise, open, operate, or engage in a business that is similar to, or in competition with, the Business in Washington, Oregon, Arizona, or Idaho.

(c)          Non-Solicitation; Buyer. As a material term of this Agreement, if Buyer elects to cancel this Agreement before the end of the Confirmatory Diligence Period, or fails to proceed to Closing because of Buyer’s breach of the Agreement, then for a period commencing on the date of such election or the Closing Date, whichever is earlier (“Cancelation Date”) and continuing for one year from such Cancelation Date (“Buyer Restriction Period”), Buyer agrees not to do any of the following, directly or indirectly, as an owner, agent, principal, director, officer, partner, employee, consultant, independent contractor, or otherwise:

(i)          solicit, induce, or attempt to solicit or induce, any employee of the Business to leave the employ of the Companies (other than circumstantially through general solicitation activities such as newspaper or online ads not specifically targeted at employees of the Companies);

(ii)         solicit, induce, or attempt to solicit or induce, any Landlord of the Leases to terminate or fail to renew any Lease of the Companies;

(iii)         maliciously or otherwise intentionally interfere with, disrupt or attempt to disrupt the relationship, contractual or otherwise, between the Companies or Sellers (on the one hand) and Cricket Wireless (on the other hand), or between the Companies or Sellers (on the one hand) and any vendor, supplier, employee, Landlord, consultant or independent contractor of Sellers or the Companies (on the other hand).

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(d)          Necessary Provisions. The parties acknowledge that the non-solicitation and non-competition covenants contained in this Section are commercially reasonable restrictions that are necessary to preserve the Business and goodwill of the Business, and that are essential to the planned operations of the Business. The parties also acknowledge that these restrictions do not unduly hinder them respectively in their ability to earn a livelihood and support themselves financially. The parties also acknowledge that the Purchase Price is materially affected by these non-solicitation and non-competition provisions.

(e)          Remedies for Breach.

(i)          The parties recognize that breach or threatened breach of any of the non-solicitation and non-competition covenants of this Agreement would result in serious harm to the other party and the Business, for which monetary damages might not be an adequate remedy, and that the amount of such damages would be difficult to determine. Therefore, if a party breaches any such provision, or engages in any activity which, in the other party’s reasonable judgment, constitutes a threat to breach any such provision, then such other party shall be entitled to seek injunctive relief and specific performance in addition to any other available legal or equitable remedies allowed under applicable law. The breaching party releases the other from any requirement to post a bond in connection with temporary or interlocutory injunctive relief, to the extent permitted by law, and from the need to prove irreparable harm, to the extent permitted by law.

(ii)         In the event of breach by a party, then the other party may recover by appropriate action the amount, if ascertainable, of the actual damage caused by any failure, refusal or neglect of the breaching party to perform the covenants above, together with any and all costs incurred by the non-breaching party, including reasonable attorneys’ fees, in seeking such relief.

(iii)       The remedies provided in this Section shall be deemed cumulative and the exercise of one shall not preclude the exercise of any other remedy at law or in equity for the same event or any other event.

13.          Release and Indemnity.

13.1          Sellers. Except as set forth in this Agreement, and except for claims arising out of this Agreement, Sellers, individually and on behalf of their heirs, representatives and assigns, release and forever discharge Buyer from and against, and jointly and severally indemnify and hold harmless the Buyer from and against, any and all claims (including third-party claims), rights, demands, suits, causes of action, damages, costs (including costs of investigation), fees (including reasonable attorneys’ fees), expenses, and liabilities of any nature, known or unknown (including without limitation any tax or creditor liabilities, contract and tort claims and claims for personal injuries and health-related injuries, and all Excluded Liabilities), relating to or arising from (i) Sellers’ ownership or operation of the Business prior to the Closing, and all Excluded Liabilities (specifically including all tax-related obligations of Sellers or the Companies relating in any way to periods of time prior to the Closing), (ii) the breach of any covenants of Sellers contained in this Agreement, or (iii) the breach of any representations or warranties of Sellers contained in this Agreement. In addition, Sellers release and forever discharge Buyer from any claim for past salary, distributions, or other benefits accruing to Sellers before the Closing. The Purchase Price represents a full and final payment to Sellers for Sellers’ Member Interests, and no further money will be owed to Sellers, except as provided in this Agreement.

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13.2          Buyer. Except as set forth in this Agreement, and except for claims arising out of this Agreement, Buyer and its successors and assigns release and forever discharge Sellers from and against, and indemnify and hold harmless the Sellers from and against, any and all claims, rights, demands, suits, causes of action, damages, penalties, costs (including costs of investigation), fees (including reasonable attorneys’ fees), expenses, and liabilities of any nature, known and unknown (including without limitation any tax or creditor liabilities, contract and tort claims and claims for personal injuries and health-related injuries) incurred by Sellers by reason of (i) Buyer’s ownership or operation of the Business from and after the Closing Date, and all Assumed Liabilities, (ii) the breach of any covenants of Buyer contained in this Agreement, or (iii) the breach of any representations or warranties of Buyer contained in this Agreement. For avoidance of doubt, under clause (i) above, Buyer specifically indemnifies Sellers from and against all claims, rights, demands, suits, causes of action, damages, penalties, costs, fees, expenses, and liabilities of any nature, arising or accruing after the Closing, relating to any Personal Guaranties of Sellers on the Leases.

13.3          Unknown Claims. IT IS EXPRESSLY UNDERSTOOD AND AGREED THAT THE RELEASES AND INDEMNITIES CONTAINED IN THIS AGREEMENT EXPRESSLY INCLUDE, AND SHALL CONSTITUTE FULL, ADEQUATE AND COMPLETE CONSIDERATION FOR, THE RELEASE OF ALL CLAIMS AND INJURIES THE NATURE, EXTENT AND AMOUNT OF WHICH ARE NOT, AND DESPITE REASONABLE DILIGENCE COULD NOT NOW BE, KNOWN TO THE RESPECTIVE PARTIES (“UNKNOWN CLAIMS”), AND THAT, ANY PRINCIPLE OR RULE OF LAW TO THE CONTRARY, THE INTENT AND AGREEMENT OF THE PARTIES IS THAT ANY AND ALL UNKNOWN CLAIMS AGAINST EACH OTHER ARE AND SHALL BE RELEASED.

13.4          Notice to Indemnifying Party. If a party (“Indemnitee”) receives written notice of any claim or the commencement of any action or proceeding with respect to which the other party (“Indemnifying Party”) is obligated to provide indemnification pursuant to this Agreement, the Indemnitee shall give the Indemnifying Party written notice thereof and shall permit the Indemnifying Party to participate in the defense of any such claim, action or proceeding by counsel of the Indemnifying Party’s own choosing and at the Indemnifying Party’s own expense. In addition, upon written request of the Indemnitee, the Indemnifying Party shall assume the full responsibility for the defense of any such claim, action or proceeding. In any event, the Indemnitee and the Indemnifying Party shall cooperate in the compromise of, or defense against, any such asserted liability.

13.5          Reservation of Rights. Neither a party’s representations and warranties contained in this Agreement nor the party’s indemnification obligations set forth in this Agreement shall be affected by (i) any due diligence or other investigation conducted by another party; or (ii) any knowledge on the part of another party or its agents or representatives of any circumstances resulting from such investigation or otherwise, including without limitation knowledge that one or more of such party’s representations or warranties are or might be untrue when made or will or might become untrue on or prior to the Closing.

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14.          Conditions Precedent to Sellers’ Obligation to Close. The obligation of Sellers to proceed to the Closing of this transaction is, at the option of Sellers, subject to compliance with each of the following conditions, at or prior to the Closing Date:

(a)          All representations and warranties of Buyer shall be true and correct in all material respects on and as of the Closing Date as though made on and as of the Closing Date.

(b)          All of the terms, covenants and conditions to be complied with and performed by Buyer under this Agreement on or before the Closing Date shall have been duly complied with and performed.

(c)          Buyer shall have delivered to Escrow the Deposit and all other funds required to be paid, at Closing, to Sellers under this Agreement.

(d)          The parties shall have received consent from Cricket Wireless to the transfer of ownership described in the Agreement.

(e)          Sellers shall have received proof that they have been released as of the Closing from any and all obligations and personal guaranties under the IMM Account.

15.          Conditions Precedent to Buyer’s Obligation to Close. The obligation of Buyer to proceed to the Closing of this transaction is, at the option of Buyer, subject to compliance with each of the following conditions, at or prior to the Closing Date:

(a)          All representations and warranties of Sellers shall be true and correct in all material respects on and as of the Closing Date as though made on and as of the Closing Date.

(b)          All of the terms, covenants and conditions to be complied with and performed by Sellers under this Agreement on or before the Closing Date shall have been duly complied with and performed.

(c)          The parties shall have received consent from Cricket Wireless to the transfer of ownership described in the Agreement.

(d)          Buyer shall have completed its confirmatory due diligence, the results of which shall be satisfactory to Buyer in its discretion.

(e)          Buyer shall have received (as contemplated under Section 17.2), reviewed and accepted, in its discretion, the updated disclosure schedules of Sellers.

(f)          Buyer shall have received the approval of its Board of Directors to consummate the transactions contemplated herein.

In the event that the foregoing conditions shall not have been satisfied on or prior to June 1, 2015, Buyer shall be entitled to terminate this Agreement by written notice to Seller; in that event, the Deposit shall be immediately released to Buyer, and the parties shall have no further rights or obligations under this Agreement, except as it relates to the non-solicitation provisions of Section 12.

16.          Closing. The Closing of this Agreement shall occur on June 1, 2015 (“Closing Date” or “Closing”), and the effective date for the purpose of transferring and turning over the Companies and Business shall be May 31, 2015. The place of Closing shall be mutually agreed between both parties.

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17.          Deliveries.

17.1          By Buyer. On or before the Closing, Buyer will deliver the following:

(a)          To the Escrow Agent, certified funds of Buyer payable to or for the benefit of Sellers in the amount of the Purchase Price, as adjusted for adjustments under Section 2 above, plus the agreed upon acquisition price for any Vehicles Buyer shall have agreed in writing to purchase;

(b)          To Sellers, a Closing certificate, executed by an officer of Buyer and certifying to the accuracy of Buyer’s representations and warranties under this Agreement as of the Closing; and

(c)          To Sellers, such other documents and instruments reasonably required or requested to complete the Closing of this transaction.

17.2        By Sellers. On or before the Closing, Sellers will deliver to the Buyer the following:

(a)          All documents and records in Sellers’ possession, relating to the Companies, in any format or media;

(b)          An Assignment and Assumption of Member Interest, acceptable to both parties, for each of the Companies, relating to Sellers’ assignment of rights and delegation of obligations of Sellers’ Member Interests as of the Closing;

(c)          A Bill of Sale and executed Titles for transfer of the Vehicles to be purchased by Buyer at the Closing, if any;

(d)          Articles of Amendment for each of the Companies for filing with the Washington, Oregon, and Arizona Corporation Commissions, reflecting removal of Sellers from those entities as Members, Managers, Statutory Agent, and any other position;

(e)          A Closing certificate, executed by Sellers, certifying to the accuracy of Sellers’ representations and warranties under this Agreement as of the Closing; and

(f)          Such other documents and instruments reasonably required or requested to complete the Closing of this transaction, specifically including the replacement of account signatories contemplated in Section 6 above.

In addition, at least two business days prior to the earlier of (i) the expiration of the Confirmatory Diligence Period or (ii) the Closing, Sellers shall deliver to the Buyer a complete set of disclosure schedules.

18.          Records; Document Storage.

18.1          Storage. Buyer will maintain at its expense all Company records and documents for the period of all applicable statutory limits. Sellers shall hold Buyer harmless from any loss, damage, or expense, relating to Buyer’s storage of the documents, so long as Buyer does not intentionally destroy any records prior to expiration of any requisite statutory limit.

18.2          Access to Records. After the Closing Date, Sellers shall have reasonable access to records which may be in Buyer’s possession and which relate to operation of the Business prior to the Closing Date for the purpose examination, copying and use, at Sellers’ cost, in connection with Sellers’ accounting, auditing, or tax purposes.

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19.          Risk of Loss Prior to Closing Date. Buyer shall, at its election, be relieved from the obligations recited in the Agreement in the event that, before the Closing of the transaction, the properties to be acquired by Buyer, or any substantial part thereof, or the operation of the Business, shall be materially adversely affected by any substantial loss from any cause whatsoever, including, but not limited to fire, accident, acts of God, explosion, earthquake, windstorm, flood, war, embargo, condemnation or threat thereof, confiscation or threat thereof, or any order of the federal, state or local government, or other governmental subdivision.

20.          No Brokerage. All parties acknowledge and agree that no brokerage fees or other commissions are due and payable as a result of this transaction, and that no party is represented by any broker. Each party shall indemnify the other against any claim for commissions or fees made by a third party in violation of this Section.

21.          Notices. All notices hereunder shall be in writing and shall be deemed given only if delivered personally or mailed by registered or certified mail, postage prepaid, addressed as respectively indicated below. The parties may, by notice as provided herein, designate other or different addresses to which notices shall be given and all notices shall thereafter be sent to such party at the address so established. Notices shall be addressed as follows:

If to Sellers:

Cheryn K. Robins and Vernon G. Robins

2317 E. Dry Wood Rd.

Phoenix, 85024

Tel: 602.738.0482

Email: rockinrobins@yahoo.com

and copy to:

Dalon J. Morgan

Pinnacle Plan Law Center, PLC

7025 N. Scottsdale Rd., ste. 115

Scottsdale, AZ  85253

Tel.: 480.513.0466

Facs.: 480.922.7477

Email: djm@dalonmorgan.com

If to Buyer:

John Quandahl, CEO

Western Capital Resources, Inc.

11550 I Street, Suite 150

Omaha, NE 68137

Tel: 402.551.8888

Email: johnq@wcrimail.com

and copy to:

Paul Chestovich

Maslon LLP

3300 Wells Fargo Center

90 South Seventh Street

Minneapolis, MN 55402

Tel.: 612.672.8305

Facs.: 612.642.8305

Email: Paul.Chestovich@maslon.com

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22.          Escrow Instructions. This Agreement shall constitute and be used as escrow instructions. The parties agreed to deliver a signed copy of this Agreement to Terry-Ann Shepstead, Branch Manager, American Title Service Agency, LLC (“Escrow Agent”), within three (3) days of the execution of this Agreement. All documents necessary to close this transaction shall be executed promptly by Seller and Buyer in the standard form used by Escrow Agent. All escrow fees, closing and escrow costs, unless otherwise stated herein, shall be allocated between Seller and Buyer in accordance with local custom and applicable laws and regulations. Escrow Agent shall provide the parties and their respective representatives access to escrowed materials and information regarding the escrow. Any documents necessary to close the escrow may be signed in counterparts, each of which shall be effective as an original upon execution, and all of which together shall constitute one and the same instrument.

23.          Applicable Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Arizona, without regard to its choice of law provisions.

24.          Partial Invalidity. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, such provision shall be deemed to be modified to the minimum extent necessary to make the provision valid and enforceable. Such holding will not invalidate or render unenforceable any other provision.

25.          Other Rules of Construction. Words in the singular include the plural and in the plural include the singular. Words importing any gender include the other gender. The word “or” is not exclusive. The word “including” means including, without limitation. This Agreement is not to be construed against the drafting party.

26.          Counterparts. This Agreement may be executed in multiple counterparts, and when a counterpart has been executed by each of the parties hereto, such counterparts, taken together, shall constitute a single agreement. Duplicate and/or faxed or emailed originals may also be utilized, each of which shall be deemed an original document.

27.          Complete Agreement. This Agreement (including the Schedules attached and which are by reference incorporated herein) contains the complete agreement between Buyer and Sellers with respect to the subject matter described in the Agreement, and supersedes any prior understandings, letters of intent, agreements or representations by or between the parties, whether written or oral. From the Closing, Sellers will have no further interest in the Companies’ operation, and Sellers’ interests fully severed and dissolved. The terms of this Agreement are intended to incorporate the terms of the Letter of Intent, dated May 11, 2015 between the parties (“LOI”), and to expand on such terms as required in a transaction of this nature. To the extent there is a conflict between the LOI and this Agreement, the term of this Agreement shall govern

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28.          Binding Nature. This Agreement shall be binding upon and inure to the benefit of the parties and their respective trustees, successors and assigns.

29.          Expense of This Agreement. Each of the parties agrees that each party shall be responsible for their own fees, expenses and legal costs in association with this Agreement.

30.          Confidentiality.

(a)          General. The parties acknowledge that it is in their mutual best interest to maintain the strict confidentiality of this transaction, and to act as quickly as possible to close the Agreement before details are revealed to the public or within the cellular market. The parties shall not reveal to anyone, other than as may be mutually agreed in writing or otherwise required by law, the existence of this Agreement or any of the terms and conditions of this Agreement until the Closing Date, and shall cause their respective officers, employees, agents, attorneys, etc. to comply with such confidentiality requirements. Buyer shall exercise absolute best efforts in maintaining strict confidentiality while performing its due diligence. In addition, neither party will make any comments or statements that disparage the reputation, skills, or goodwill of the other.

(b)          Securities Compliance. Sellers acknowledge that United States securities laws prohibit any person or firm having material non-public information about a public reporting corporation such as Buyer (including a possible transaction involving Buyer) from (i) purchasing or selling securities of such corporation in reliance on such information, or (ii) communicating such information to any other person or firm under circumstances in which it is reasonably foreseeable that such other person or firm is likely to purchase or sell securities of such corporation in reliance on such information.  Accordingly, Sellers agree, for so long as they have any material non-public information regarding Buyer, not to (y) purchase or sell securities of Buyer, or (z) furnish or communicate such information to any person or firm under circumstances in which it is reasonably foreseeable that such person or firm is likely to purchase or sell securities of Buyer in reliance thereon.

31.          Arbitration of Disputes. Any dispute or claim in law or equity arising out of this contract or any resulting transaction shall be decided by neutral binding arbitration in accordance with the rules of the American Arbitration Association, and not by court action except as provided by Arizona law for judicial review of arbitration proceedings. By initialing in the space below Buyer and Sellers agree to have any dispute arising out of the matters included in the “Arbitration of Disputes” provision decided by neutral, binding arbitration as provided by Arizona law and are giving up any rights they may possess to have the dispute litigated in a court or jury trial. By initialing in the space below Buyer and Sellers are giving up judicial rights to discovery and appeal; unless those rights are specifically included in the “Arbitration of Disputes” provision. If Buyer or Sellers refuse to submit to arbitration after agreeing to this provision, such party may be compelled to arbitrate under the authority of the Arizona code of civil procedure. Agreement to this arbitration provision is voluntary. We have read and understand the foregoing and agree to submit disputes arising out of the matters included in the “Arbitration of Disputes” provisions to neutral, binding arbitration.

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Buyer _______               Sellers _______                 _______                  _______

32.           Attorneys’ Fees. In the event of litigation or arbitration proceedings brought by any party to enforce the terms of this Agreement or otherwise relating directly or indirectly to this Agreement, the prevailing party, in addition to any and all other rights and remedies, will be entitled to recover its reasonable attorneys’ fees incurred.

33.          Further Assurances. Sellers shall, at any time and from time to time at and after the Closing, upon request of Buyer and without additional consideration, take any and all steps reasonably necessary to place Buyer in possession and operating control of the Business and its various assets and accounts, and Sellers will do, execute, acknowledge and deliver, or will cause to be done, executed, acknowledged and delivered, all such further acts, deeds, assignments, transfers, conveyances and assurances as may be reasonably required for the more effective transfer and confirmation to Buyer of title and possession of the Sellers’ Member Interests.

34.          Time of Essence. Time is of the essence with respect to the performance of all terms, covenants, conditions and provisions of this Agreement.

[THE REMAINDER OF THIS PAGE IS INTENTIONALLY LEFT BLANK. SIGNATURES FOLLOW]

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The parties have executed this Agreement on the year and date first above written.

BUYER:		SELLERS:
PQH Wireless, Inc.

By	/s/ John Quandahal		/s/ Cheryn K. Robins
John Quandahl, CEO		Cheryn K. Robins Individually and Trustee Robins Family Trust, dated October 21, 2010

/s/ Vernon G. Robins
Vernon G. Robins Individually and Trustee Robins Family Trust, dated October 21, 2010

ACCEPTED AND AGREED:

Green Communications, LLC,		Green Communications, LLC,
a Washington limited liability company		an Oregon limited liability company

By	/s/ Cheryn K. Robins	By	/s/ Cheryn K. Robins
Cheryn K. Robins, Manager		Cheryn K. Robins, Manager

By	/s/ Vernon G. Robins	By	/s/ Vernon G. Robins
Vernon G. Robins, Manager		Vernon G. Robins, Manager

Green Communications, LLC,		Go Green, LLC,
an Arizona limited liability company		an Arizona limited liability company

By	/s/ Cheryn K. Robins	By	/s/ Cheryn K. Robins
Cheryn K. Robins, Manager		Cheryn K. Robins, Manager

By	/s/ Vernon G. Robins	By	/s/ Vernon G. Robins
Vernon G. Robins, Manager		Vernon G. Robins, Manager

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